Exhibit 99.1

To Our Stockholders,

We are pleased to report our earnings for the second quarter of 2007.

Our earnings were $1.3 million, resulting in diluted earnings per share for common shareholders of $0.23.  Earnings and earnings per share results for the first quarter of 2007 were $1.3 million and $0.22, respectively.  For the same quarter one year ago, we reported earnings of $1.2 million; however, the prior year results were significantly impacted by a one-time gain on the sale of a foreclosed asset that increased after-tax earnings by $513 thousand.  Our second quarter 2006 core earnings would have been $690 thousand without this one-time gain.

Through the first six months of 2007, our total assets have increased at an annualized rate of approximately 10%, or $61.2 million, to $1.33 billion from $1.27 billion at December 31, 2006.  During this same period, net loans and leases increased at an annualized rate of more than 11%, or $53.9 million, to $1.00 billion from $950.1 million at December 31, 2006.  Total deposits decreased slightly during the six month period by $17.8 million to $857.6 million at June 30, 2007 when compared to $875.4 million at December 31, 2006.  Stockholders’ equity increased to $72.5 million at June 30, 2007 as compared to $70.9 million at December 31, 2006.

Quarter-to-quarter net interest income increased by $479 thousand, or 6%, and non-interest income increased $471 thousand or 15%.  A large portion of the improved revenue results was offset by increases in the provision for loan losses of $418 thousand and in noninterest expenses of $387 thousand.  The increased provision for loan losses was due to a few isolated loan quality issues at Quad City Bank & Trust and Rockford Bank & Trust.  The 4% increase in noninterest expenses from quarter-to-quarter was primarily due to increases in salaries and employee benefits and in advertising and marketing.  The primary contributor to the increase in advertising and marketing was First Wisconsin Bank & Trust which incurred $92 thousand of this expense during its first full quarter of operation.

We are pleased with our continued progress on improving the Company’s net interest margin and the quarter over quarter increase in combined net interest income and noninterest income of nearly $1 million.  Additionally, we continued to see solid loan and lease growth and eclipsed $1 billion in total loans and leases outstanding.  Our ability to grow loans and leases at this annualized rate was a very positive result as we have been focusing on improved loan yields during the first six months of 2007.

First quarter results of the Company’s primary subsidiaries are as follows:

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Quad City Bank & Trust, the Company’s first subsidiary bank, had total consolidated assets of $836.5 million at June 30, 2007, which was an increase of  $9.9 million from $826.6 million at December 31, 2006.  At June 30, 2007, Quad City Bank & Trust had net loans/leases of $624.9 million, which was nearly consistent with the December 31, 2006 level, while deposits declined 6% to $514.2 million.  The bank realized after-tax net income of $2.2 million for the second quarter of 2007, which was an increase of $199 thousand from $2.0 million for the first quarter of 2007.  At June 30, 2007, year-to-date earnings for the bank improved $623 thousand, or 18%, from one year ago.

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Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $350.3 million at June 30, 2007, which was an increase of $7.7 million from December 31, 2006.  At the end of the second quarter of 2007, Cedar Rapids Bank & Trust had net loans of $260.1 million for an increase of $17.9 million from the end of 2006, while deposits of $234.9 million reflected a decrease of 4% since year-end.  After-tax net income for Cedar Rapids Bank & Trust for the second quarter of 2007 was $632 thousand, which was an increase of $94 thousand from $538 thousand for the first quarter of 2007.  At June 30, 2007, year-to-date earnings for the bank improved $416 thousand, or 56% from one year ago.

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Rockford Bank & Trust, which opened in 2005, had total assets of $118.5 million at June 30, 2007, which was an increase of $27.9 million, or 31%, in Rockford market assets from December 31, 2006.  At the end of the second quarter of 2007, Rockford Bank & Trust had net loans of $94.5 million and deposits of $95.2 million, which were increases in the Rockford market from December 31, 2006 of 39% and 36%, respectively.  After-tax net losses for Rockford Bank & Trust for the second quarter of 2007 were $269 thousand, which was an increase of $30 thousand from the Rockford market losses of $239 thousand for the first quarter of 2007.  At June 30, 2007, year-to-date losses for the Rockford market improved $149 thousand, or 23% from one year ago.

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First Wisconsin Bank & Trust, whose operations began in 2006 as a branch of Rockford Bank & Trust, had total assets of $35.7 million at June 30, 2007, which was an increase of $19.0 million in Milwaukee market assets from December 31, 2006.  At the end of the second quarter of 2007, First Wisconsin Bank & Trust had net loans of $27.3 million or an increase of 70% in the Milwaukee market from the end of 2006 and deposits of $17.3 million or an increase of 3% in the Milwaukee market since year-end.  After-tax net losses for First Wisconsin Bank & Trust for the second quarter of 2007 were $303 thousand, which was an increase of $26 thousand from Milwaukee market losses of $277 thousand for the first quarter of 2007.

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In August 2005, we acquired M2 Lease Funds, LLC, as a subsidiary of Quad City Bank & Trust.  At June 30, 2007, M2 Lease Funds had total assets of $65.3 million, which was an increase of $9.0 million, or 16%, from December 31, 2006.  Pretax net income for M2 Lease Funds for the second quarter of 2007 was $381 thousand, which was an improvement of $62 thousand from the first quarter of 2007.

Net income for the first six months of 2007 improved $536 thousand over the same period one year ago.  More significantly, net interest income increased by $2.8 million or 19% and ‘core’ non-interest income increased by more than $1 million from a year ago when last year’s one-time gain on the sale of a foreclosed asset is eliminated.

Nonperforming assets at June 30, 2007 were $7.4 million, which were improved slightly from $7.5 million at March 31, 2007 and now represent 0.55% of total assets.  While nonperforming assets have been reduced over the past quarter and since one year ago, we did make an increase in the provision for loan and lease losses in the second quarter as compared to the first quarter provision expense due to some slight changes in the levels of watch credits in the bank portfolios.  As always, the maintenance of our credit quality remains a strong focus.  Management regularly monitors our loan/lease portfolio and the level of allowance for loan/lease losses.  Our allowance for loan/lease losses to total loans/leases was 1.15% at June 30, 2007, which was up slightly from 1.12% at both March 31, 2007 and June 30, 2006.

The banking environment continues to be incredibly competitive resulting in significant pricing pressure.  In addition, the relatively flat yield curve hampers our ability to dramatically improve net interest margin. While we need to grow our newer charters, we are focused on profitability at Quad City Bank & Trust and are experiencing improvements in net interest income and non interest income, while exercising strong cost controls.  We are particularly pleased with the performance of our leasing company, M2 Lease Funds.  Our First Wisconsin Bank & Trust charter now resides in the same facility as M2.

In early July we announced a significant gain on the sale of our 20% interest in Nobel Electronic Processing, LLC.  In addition to $500 thousand in cash, we received a 2.25% ownership interest in the acquiring entity.  The gain from this transaction will be reported in the third quarter.

The May-June abrupt increase of market interest rates (and steepening of the yield curve) revealed an acknowledgment that the Fed has no compelling reason to lower rates.  Though mixed incoming data has perhaps lessened the inflation concern among Federal Reserve board members, persistent job growth, rising wages, and cost pressures (weighed against ongoing housing and sub-prime fallout) will likely keep the Fed in a steady state until data definitively demands a change.

Thank you for your continued support.